Array Technologies Announces Leadership Updates

Thierry Marin-Martinod Appointed Chief Technology Officer

Chief Marketing Officer Erica Brinker to Succeed Jeff Krantz as Chief Commercial Officer Newly Appointed Chief Revenue Officer Travis Rose to Lead Sales Growth
ALBUQUERQUE, N.M., Dec. 20, 2021 (GLOBE NEWSWIRE) -- Array Technologies (NASDAQ: ARRY) (“Array”), one of the world’s largest providers of utility-scale solar tracker technology, today announced an update to its executive leadership team, including the appointment of Thierry Marin-Martinod as Chief Technology Officer (“CTO”), effective December 20th. A highly accomplished CTO and engineering executive with over 30 years of domestic and international technology experience, Marin-Martinod will lead the design and development of Array’s product portfolio and oversee the R&D program.

“Thierry has a proven track record of generating growth opportunities, building key relationships and leading high stakes projects,” said Jim Fusaro, Chief Executive Officer of Array. “As we aim to further distinguish our products in the marketplace through superior design and engineering, Thierry will be a critical architect of this work and will ensure that we maintain our technology edge and culture of innovation. We’re thrilled to have him lead these efforts.”

Prior to joining Array, Marin-Martinod spent 10 years at TE Connectivity, a global developer of connectivity and sensor solutions, most recently serving as the CTO and Vice President of Engineering & Business Development for the Aerospace Defense & Marine Business Unit. In this role he drove engineering growth strategy, including developing a technology roadmap, establishing an active pipeline of new business and M&A opportunities, and securing product patents. He also previously served as Vice President of Engineering & Marketing at Deutsch, a provider of high-performance connectivity solutions for harsh environment applications, and spent 16 years at Safran Group, most recently as Technical Director where he spearheaded innovation for power plant systems of new Airbus and Boeing aircraft and developed an electrical anti-ice system. Marin-Martinod has a degree in aerospace engineering from Ecole Supérieure des Techniques Aéronautiques et de Construction Automobile in Paris, France.

Array also announced that Chief Marketing Officer Erica Brinker will succeed Jeff Krantz as Chief Commercial Officer, effective January 11th, where she will lead the commercial excellence function in addition to her current responsibilities as Head of Environmental, Social & Governance (ESG) for Array. In this role, she will oversee corporate strategy, marketing and customer & product support.

Prior to joining Array as Chief Marketing Officer in June, Erica most recently served as Chief Marketing Officer and Vice President of Commercial Excellence at Honeywell, where she led business marketing, sales operations, public relations and employee communications. Erica received her BA in Marketing from Pennsylvania State University and her global MBA from Thunderbird School of Global Management.

“We want to thank Jeff for his many contributions during an explosive period of growth for Array,” said Jim Fusaro, Chief Executive Officer of Array Technologies. “The strength of sales during his tenure are immense and he has been instrumental in helping us achieve the leading market position that we hold today. We recognize his efforts and remain grateful for his contributions in building our global commercial team.”

Fusaro added, “As we look toward the future, I have full confidence in Erica’s ability to lead Array through this next phase of international expansion as we grow our global customer base and accelerate the adoption of cost-effective and sustainable clean energy.”

As part of the transition, Travis Rose has been named Chief Revenue Officer in a newly created role responsible for sales as well as global applications engineering. Rose brings 25 years of sales and commercial experience, most recently serving as Array’s Vice President of Sales for the past nearly five years. Previously, Rose led sales for SMA America, a global market leader in solar inverters. He has also held various leadership roles within the solar industry. He has a BA in Business Administration from the University of Texas and an MBA from Colorado State University.

“Travis has a wealth of experience working with customers to understand their unique needs and ensure that our product delivers on their quality, durability and performance expectations” Fusaro said. “Our sales force is strong and incredibly well-positioned to capitalize on increased global demand for solar.”

About Array Technologies, Inc.
Array Technologies (NASDAQ: ARRY) is a leading American company and global provider of utility-scale solar tracker technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com.

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